Contact:

John L. McManus
President and Chief Executive Officer
Aeolus Pharmaceuticals, Inc.
1-(949) 481-9825

Aeolus Pharmaceuticals Completes $1.0 Million Financing and Receives an Option to Raise Additional $1.0 Million

MISSION VIEJO, CA— August 12, 2010 — Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS; “Aeolus Pharmaceuticals” or the “Company”) announced today that it has completed a $1.0 million financing with two existing institutional shareholders, both of which are affiliates of Xmark Opportunity Partners, LLC.  Under the terms of the financing, Aeolus received $1.0 million in gross proceeds in exchange for 2,500,000 Units (the “Units”), with each Unit comprised of one share of Aeolus Pharmaceuticals common stock, and a seven-year warrant to purchase up to 0.75 additional shares of Aeolus Pharmaceuticals common stock at an initial exercise price of $0.50 per share, for a per Unit purchase price of $0.40.   The proceeds from the transaction will be used to fund the manufacture of AEOL 10150, studies of the efficacy of AEOL 10150 in cancer patients and the pre-clinical development of other Aeolus compounds, as well as for general corporate purposes.

The Company also granted to the investors the option to acquire, collectively, up to an additional 2,500,000 Units at the $0.40 per Unit price (the “Call Option”). In addition, the investors granted to the Company the option to require the investors, severally and not jointly, to acquire up to an additional 2,500,000 Units, less any additional Units acquired under the Call Option, at the $0.40 per Unit price (the “Put Option”).  The Call Option is exercisable at any time, commencing on October 1, 2010 and ending on and including December 31, 2010, up to the extent that the Company has not previously exercised the Put Option in full.  The Put Option is exercisable at any time commencing on October 1, 2010 and ending on and including December 31, 2010, up to the extent that that the investors have not previously exercised the Call Option in full.  However, the investors shall have the right to terminate the Put Option if the investors reasonably determine that a material adverse event, condition or circumstance has occurred with respect to the prospects of the Company’s AEOL 10150 drug candidate for acute radiation syndrome; provided that the Company’s failure to receive a grant or financing shall not, by itself, constitute a material adverse event, condition or circumstance with respect thereto.

“This financing will allow Aeolus to initiate human clinical studies to test the safety and preliminary efficacy of AEOL 10150 as an adjunct to cancer radiation therapy.  We have repeatedly seen the potential for our compound to improve side effects and potentially cure rates in various tumor types, and we are excited that this funding will provide an opportunity to begin testing in this area,” stated John L. McManus, President and Chief Executive Officer of Aeolus Pharmaceuticals.  “In addition, these funds will allow the Company to develop some of the other compounds in our pipeline that have shown significant potential in animal models.  These additional development programs will supplement the broad medical countermeasure development program currently being funded in partnership with the NIH.”

About AEOL 10150

AEOL 10150 is a small molecule that catalytically consumes reactive oxygen and nitrogen species (free radicals).  The compound is a manganoporphyrin that contains a positively-charged manganese metal ion that is able to accept and give electrons to and from reactive oxygen species (“ROS”) and reactive nitrogen species (“RNS”).  Research has shown that ROS and RNS have important cell signaling roles, and through its interaction with RNS and ROS, AEOL 10150 appears to have multiple mechanisms of action including anti-oxidant, anti-inflammatory and anti-angiogenic activities.  In animal studies AEOL 10150 has demonstrated reductions in the markers for tissue hypoxia, angiogenesis, inflammation and oxidative stress.  Specifically, AEOL 10150 is able to down-regulate oxidative stress and severe inflammation, which is responsible for much of the tissue destruction that occurs as a result of radiation exposure.

AEOL 10150 offers several unique advantages as a countermeasure for the treatment of ARS, mustard gas and chlorine gas for civilian and military populations. These include:

— Flexible Treatment Paradigm – AEOL 10150 is intended for the treatment of patients post-exposure, even in those who are already exhibiting symptoms, eliminating the need for immediate administration in a predefined treatment window. This approach has the added benefit of not requiring biodosimetry (a means of laboratory analysis of the blood to determine the level of radiation exposure).

— Advanced Development Stage – AEOL 10150 has demonstrated safety in two human clinical trials, and has an extensive pre-clinical safety and toxicology package completed.

— Safe and Easily Stored — The product also has an established stability profile that permits long-term storage.

— Large scale manufacturing – Aeolus has contract capacity with a large manufacturing site to mass produce large quantities of AEOL 10150 under GMP conditions.

— Multiple Applications – AEOL 10150 has demonstrated protective effects against radiation and mustard gas exposure, and within these indications has shown the ability to treat multiple organ systems.

— Commercial Application – Additionally, AEOL 10150 is being developed for use as an adjunct to cancer radiation therapy, and animal data suggest that the compound protects healthy normal cells from the effects of radiation without compromising the efficacy of the radiation in killing tumor cells.

Potential for AEOL 10150 as a Countermeasure Against Multiple Terrorist Threats

AEOL 10150 has shown significant protective effects against radiation, mustard gas and chlorine gas in animal models.  The compound is currently the focus of research funded by the National Institutes of Health – National Institute of Allergy and Infectious Diseases (NIH-NIAID) as a potential medical countermeasure for Gastro-intestinal Acute Radiation Syndrome and Lung Acute Radiation Syndrome, and is also the focus of research funded by the National Institutes of Health Counter ACT program as a potential medical countermeasure for mustard gas and chlorine gas exposure.  A compound with the potential to protect against multiple threats would be of significant benefit in both the military and civilian efforts to protect citizens against potential threats.

About Aeolus Pharmaceuticals
Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that mimics and thereby amplifies the body’s natural enzymatic systems for eliminating reactive oxygen species, or free radicals.  Studies funded by the National Institutes for Health are currently underway evaluating AEOL 10150 as a broad spectrum medical countermeasure.  Additionally, the Company plans to initiate studies of AEOL 10150 in cancer patients.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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